Essendant’s Proposed Merger with S.P. Richards is Inferior and Less Certain than Staples’ All-Cash Proposal September 4, 2018 Exhibit 99.8

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Vote NO on S.P. Richards Merger We urge ESND shareholders to vote NO on the proposed merger with S.P. Richards The S.P Richards (“SPR”) merger presents multiple risks that could destroy value for ESND shareholders: Substantial risk that antitrust approval is not received Secular industry headwinds for both ESND and SPR that will lead to continued underperformance Significant business integration hurdles and inability to achieve unrealistic synergy assumptions   We urge ESND’s Board to recommend Staples’ cash offer of $11.50 per share The Staples offer presents benefits to ESND shareholders: Offers greater certainty of closing due to less antitrust risk Cash consideration eliminates risk of continued underperformance Offer is not contingent on financing We believe Staples’ proposal represents a superior value to ESND shareholders

Key Risks the SPR / ESND Merger Creates for ESND Shareholders This presentation addresses a number of key risks of the proposed SPR merger that ESND shareholders should be concerned about: Risk #1: SPR Merger Has Significant Risk of Not Closing Due to Antitrust Issues Risk #2: ESND Shares Are Currently Inflated Due to Speculation About Staples’ Proposal Risk #3: The SPR Merger Requires Faith in Unrealistic Assumptions About the Go-Forward Company; Staples’ All-Cash Offer Provides Certainty of Value

Risk #1 SPR Merger Has Significant Risk of Not Closing Due to Antitrust Issues

ESND / SPR Unlikely to Obtain Antitrust Clearance ESND / SPR is a “merger to monopoly” Challenges levied by the FTC will not be remedied by synergy arguments ESND / SPR will be subject to a very long review process Staples’ proposal offers the clearest path to completion Staples’ proposal also offers a $20 million termination fee, which is at the higher end of precedents and payable to ESND if the transaction with Staples is terminated due to failure to receive antitrust clearance

ESND’s Stock Price Would Plunge if Shareholders Approve the SPR Deal and it is Then Blocked… 10 days prior to announcing the SPR deal, ESND hit its YTD low closing price of $7.44(1) ___________________________ Represents closing price on 4/2/2018. As of the unaffected share price of $8.47 on 4/11/2018. ESND Share Price 10-days pre-announcement: $7.44 4/26/18: Staples / Sycamore begin building stake in ESND Price Performance(2) ESND S&P500 Last 1 Year (43%) +12% Last 2 Years (75%) +29% Last 3 Years (80%) +26% 4/12/18: SPR Merger Announcement

...Continuing an Established Trend of Dismal Performance… ___________________________ Source: Factset. ESND (77%) S&P 500 +66% ESND shares fell 77% in the 5 years leading up to the SPR merger announcement Declining industry trends will continue to pressure ESND regardless of whether the SPR merger is completed Indexed Stock Performance

…With Potential Downside to ~$4 per Share Based on Recent Performance If the SPR deal is blocked and ESND trades at its pre-announcement EV/EBITDA multiple of 6.9x, the implied price would be $4.22 ___________________________ Represents closing price 1 day prior to announcement of SPR transaction on 4/11/2018. Implied multiple of 6.9x calculated using financial data as of Q1 10-Q filing, net debt of $505mm, and LTM EBITDA of $122mm . Implied share price represents implied multiple of 6.9x and financial data as of Q2 10-Q filing, net debt of $493mm, LTM Adj. EBITDA of $96mm, and Fully Diluted Shares Outstanding of 39.0mm shares. $4.22(2) $11.50 $284mm in value (1) (1)

Risk #2 ESND Shares Are Currently Inflated Due to Speculation About Staples’ Proposal

Investors Valued Pro Forma Combination at Below $10 per Share ESND’s Current Trading Levels Are Based on Takeover Speculation ESND never traded above $10 post announcement of transaction and pre-Staples investment 4/12/18 Announcement of S.P. Richards Deal 4/25/18 Reported disappointing Q1 EPS ($0.19) worse than consensus 4/26/18 Staples / Sycamore begin building stake in ESND 5/16/18 Staples / Sycamore files 13D with $11.50 per share offer Staples Current Proposal: $11.50 ___________________________ Source: Capital IQ.

ESND’s Stock Price is Inflated by Staples’ Actions Over 81% of the gains in ESND stock price can be attributed to (1) Staples’ / Sycamore’s purchases of ESND shares and (2) the public announcement of Staples’ acquisition interest ___________________________ Source: Company Filings, S&P Capital IQ. If ESND shareholders approve the SPR merger and Staples withdraws its offer and sells its shares, ESND shares could lose significant value Staples’ / Sycamore’s purchases comprised 36% of trading volume during this period Higher trading levels post 13D filing despite decline in Q2 financial performance versus prior year and no improvement in business trends or SPR transaction terms. Current trading price based on takeover speculation and unrealistic price expectations

Risk #3 The SPR Merger Requires Faith in Unrealistic Assumptions About the Go-Forward Company… …Staples’ All-Cash Offer Provides Certainty of Value

Key Considerations for ESND Shareholders

1. ESND Management's Poor Track Record Meeting Guidance / Expectations

2. ESND and SPR Both Face Long-Term Secular Industry Headwinds

3. ~35% of the Target Pro Forma 2020 EBITDA is Comprised of Synergies / Cost Cutting

4. The SPR Merger Offers Unjustifiable and Less Certain Value vs. Staples' All-Cash Offer

STAPLES 14

ESND Management Has a Poor Track Record of Forecasting Future Performance… 1 ___________________________ Implied growth based on FY2015A net sales of $5,363mm and average of low and high estimate of $5,400 and $5,600 per FY2015 10-K. Implied growth based on FY2016A net sales of $5,369mm and average of low and high estimate of (4%) to flat net sales growth per FY2016 10-K. EPS guidance was not provided for FY2017. Average of low and high EPS estimate of $3.20 and $3.40 per FY2015 10-K. FY2016 FY2017 Miss: (244) bps Miss: (418) bps Miss: (53%) Midpoint of Guidance by ESND Management Actual results for specified period (1) (2) (4) ESND Net Sales Growth Guidance ESND Adjusted EPS Guidance (3) FY2016

…And Unrealistic Expectations for Go-Forward Performance 1 ___________________________ Note: Company filings. Reflects traditional office product and JanSan category sales. Last Year / This Year NEGATIVE Future Forecast POSITIVE? Represents EBITDA contribution from cost-cutting EBITDA Margin: 4.9% 3.2% 2.4% 1.9% 2.3% 2.6% 3.0% 2018 sales expected to be down ~11% compared to 2016, but management projects 1.4% growth from 2018-2020. Is this realistic? Even after excluding the declining national reseller channel, ESND saw a ~2% decline in sales in 2017, and down ~9%(1) in core office products and JanSan ESND Net Sales Growth Guidance ESND Adj. EBITDA EBITDA margin declined from 4.9% in 2015A to 1.9% in LTM Q2 2018A, but management expects margin to increase to 3.0% by 2020E $50mm of 2020E expected EBITDA is the result of aggressive “zero-based budgeting” cost cutting initiatives, suggesting core earnings of only $95mm, a (64%) decline from 2015A results

ESND’s Core Product Categories Are Facing Long-Term Secular Decline 2 ___________________________ Source: 2018 IBIS Industry Reports, 2018 Technavio Industry Reports, IDC Industry Reports; “Other” assumed to grow at 0% given flat performance of the segment in recent years. Ongoing Market Declines Weighing on ESND’s Core Business Units Weighted average growth rate of core businesses = (1.8%) Core business = ~75% of Total Revenue 47% of ESND business in industries in structural decline ESND Segments by FY2017 Revenue 2017-2021E Overall Segment Revenue Growth (% CAGR)

ESND’s Management Has Consistently Cited Secular Industry Decline to Explain Underperformance 2 “Looking ahead, we continue to face a challenging industry dynamic, which will impact our business in 2017… Over time, we expect to fundamentally improve the value we bring to the marketplace and the profitability of our business. While we are focusing on executing phase 1 in 2017, this is a multiyear effort. We also expect the challenging industry dynamic we operate in to persist…” FY2016 Earnings Call 2/28/2017 – Robert Aiken, Former President and CEO “…it’s clear that we face significant challenges and that we need to do more to improve our business. Our ongoing initiatives are progressing as planned. But as I stated on our Q2 call, there’s simply not enough to offset the industry headwinds that we’re experiencing.” Q3 FY2017 Earnings Call 10/26/2017 – Richard Phillips, President and CEO “Sales with independent resellers were up year-over-year, primarily due to lower margin sales of technology and cut-sheet paper… Countering these sales gains, secular declines continue to provide headwinds in this channel.” Q1 FY2018 Earnings Call 4/26/2018 – Janet Zelenka, CFO FY2016 FY2017 FY2018 FY2019 Will the script be any different in 2019 and beyond?

Even With Unrealistic Projections, ESND Shareholders Will Be Left Owning a Flat EBITDA Business (Pre-Synergies)… 2 S.P. Richards weighs on the outlook of the Combined Company ___________________________ Source: Company filings. EBITDA figures calculated using LIFO. ’17 – ‘20 CAGR 6.2% 1.3% Combined Company EBITDA Projections Pre-Synergies (1) ($ in millions) (5.1%)

…and EBITDA Projections Depend on Cost Cuts and Synergy Plans with Zero Margin for Error 3 Significant downside to earnings if management fails to meet its cost cutting expectations ___________________________ Source: Company filings. Stated in 8K filed on July 26, 2018 that ESND will deliver more than half of the $50mm cost savings by the end of FY 2018. What happens when there are no more costs to cut? Over 35% of PF EBITDA is coming from cost cuts / synergies Assumes ESND / SPR achieves plan, despite several year history of delivering results below guidance Synergies + Cost Cuts Pro Forma 2018E EBITDA Build (1)

Pro Forma Company is Over-Levered Relative to its Peers 3 ___________________________ Source: Company filings. Factset. CY2018E EBITDA for peers reflect consensus median estimates as of 8/24/2018 and latest available balance sheet information. As reported, not pro forma for the announced transaction involving SPR and ESND. Peer Median Debt / EBITDA: 1.9x Debt / CY2018E EBITDA (1)

ESND / SPR Pro Forma Multiple Guidance Has No Basis

8.0x Not Supportable

- On average, ESND has traded below 7.0x LTM EBITDA in recent years, with a trading range of ~5.5x to ~7.5x
- No basis to assume ESND / S. P. Richards would trade at 8.0x multiple, especially if combined with S.P. Richards' declining financial profile

ESND Trading Multiples (1)



Enterprise Value / LTM EBITDA
90th Percentile: 7.5x
10th Percentile: 5.5x
(Based on 2 years of daily trading data)
6.9x
6.9x
6.7x
8.0x
Current(1)
1 Year Average(1)
2 Year Average(1)
Assumed Trading Multiple of Pro Forma ESND(2)

Source: Company Filings. CapitalQ.

1. Market data as of 4/11/2018, one day prior to announcement of entry into definitive agreement, multiples based on daily trading data.
2. Genuine Parts Company press release, 5/16/2018.

STAPLES

22

Proposed RMT is An Unjustifiable Transfer of Value from ESND to GPC… 4 ___________________________ Source: Company Filings. Factset Note: Market data as of 4/11/2018, one day prior to announcement of entry into definitive agreement. Based on ESND 2018E Adjusted EBITDA (LIFO) of $112mm. Based on merger announcement presentation implied S.P. Richards valuation of approximately ~$680mm and SPR 2018E Adjusted EBITDA (LIFO) of $85mm. ESND was valued at a discount to S.P. Richards despite being a materially better business ESND shareholders will have a minority position in the pro forma company, yet S.P. Richards was valued at a premium to ESND 2018E EV/EBITDA Multiple Discount to S.P. Richards (1) (2)

4 …While Staples Offers Superior Value for ESND

$11.50 per Share All-Cash Offer Provides Greater Value and Certainty versus ESND / SPR or Standalone ESND

- Assumes Pro Forma Net Debt of $879mm and 79.2mm Shares Outstanding [1]
- Adjustment to EBITDA of $40mm from synergies as they are phased in over several years [2]



S.P. Richards Assumptions
Adjust EBITDA for Synergy Phase-In
Adjust PF Trading Multiple
Discount 1-Year at 10% Cost of Equity
Post-Announcement Trading Value (4)
Staples All-Cash Proposal
Standalone ESND (5)
EBITDA:
Multiple:
$300mm
8.0x
$260mm
8.0x
$260mm
6.5x - 7.0x (3)
$260mm
6.5x - 7.0x (3)
$96mm
6.9x
$19.20
$15.17
$11.88
$10.24
$10.80
$9.31
$9.83
$7.32
$11.50
$4.22

Source: Company Filings. CapitalIQ.

1. $879mm of Pro Forma Net Debt and 40.2 million shares issued per the S-4/A filing on 8/7/2018 and the merger announcement presentation, respectively.
2. Per merger announcement presentation, $75mm of run-rate synergies, 90% of which realized by year two; analysis assumes the following phase in schedule: Year 1: $34mm, Year 2: $68mm, Year 3: $75mm.
3. Illustrative pro forma trading multiple range of 6.5x – 7.0x incorporates potential impact of S.P. Richards' declining financial profile on pro forma company.
4. Trading value range based on trading from 4/12/2018 to 4/26/2018, before Staples involvement.
5. As of Q2 10-Q filing, Net debt of $493mm, LTM Adj. EBITDA of $96mm, and Fully Diluted Shares Outstanding of 39.0 million shares; Unaffected multiple of 6.9x applied.

STAPLES 24

Staples’ Proposal Offers Greater Certainty Given All-Cash Consideration 4 Deal with GPC Offers Consideration to ESND Entirely in Stock vs. All-Cash Staples Proposal ___________________________ Source: Company Filings Based on announcement materials of 4/12/2018. Fully committed financing represents no financing risk to ESND shareholders Consideration Received (% of Total) Consideration Proposed by Staples Significant cash component of proceeds to GPC versus all-stock consideration to ESND

Staples’ Proposal Is a Good Deal for ESND Shareholders

Staples’ Offer is Extremely Attractive by Any Measure… Staples’ $11.50 offer provides a compelling valuation and an attractive premium to ESND’s unaffected stock price 7.9x EV/2017A EBITDA, 1.2x higher than ESND’s 2-year historical average EV/LTM EBITDA trading multiple of 6.7x(1) 36% Premium to ESND’s closing stock price on 4/11/2018, the day prior to the Company’s announcement of the proposed transaction with GPC 57% Premium to ESND’s closing stock price on 4/26/2018, the day Staples / Sycamore began purchasing ESND stock ___________________________ Source: Company Filings. Factset. Represents average EV / LTM EBITDA multiple as of 4/11/2018

…and Is Immediately Actionable Staples owns 4.2mm shares in ESND, representing 11.15% of the basic share count, and is the 3rd largest investor in ESND Staples has delivered a fully actionable offer and merger agreement to ESND’s board Staples is prepared to sign a definitive agreement immediately Staples has fully committed financing from its bank group to support the full offer consideration